Exhibit 99.1
For Immediate Release

Contacts:	Norman Black, Public Relations
404-828-7593
Andy Dolny, Investor Relations
404-828-8901
UPS RELEASES 1st QUARTER RESULTS
Revenue Gains Led by International, Supply Chain & Freight;
U.S. Economic Conditions Drive Earnings Decline
     ATLANTA, April 23, 2008 – UPS (NYSE:UPS) today reported increased revenue in all segments with double-digit gains in both international package and supply chain and freight operations. A sharp decline in U.S. economic activity, however, led to a 9.4% drop in diluted earnings per share to $0.87 compared to a prior-year adjusted $0.96.
     In 2007, first quarter adjusted earnings per share excluded an impairment charge related to aging jet aircraft and expenses for a voluntary separation program. Including these charges, diluted earnings per share for the first quarter of 2008 increased 11.5% over the $0.78 per share reported in the prior year.
     For the three months ended March 31, 2008, consolidated revenue increased 6.5% to $12.7 billion while consolidated average daily volume remained flat at 15.1 million packages per day. Consolidated average revenue per piece increased 5.4%.
     “U.S. economic activity deteriorated more rapidly than expected during the quarter,” said Scott Davis, UPS chairman and CEO. “While we will be extremely vigilant with respect to costs in this difficult environment, we will not lose our focus on growing the business. We will continue to invest in the infrastructure, new products and services that will enable our customers to succeed in the global marketplace.
     “UPS has successfully managed its operations through many economic cycles and we will do so again,” Davis added.

Consolidated Results	1Q 2008		1Q 2007		1Q 2007 adjusted
Revenue	$12.7	B	$11.9	B
Operating profit	$1.49	B	$1.36	B	$1.65	B
Operating margin	11.8%		11.4%		13.8%
Average volume per day	15.13	M	15.13	M
Diluted earnings per share	$0.87		$0.78		$0.96
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     During the first quarter, UPS delivered total consolidated volume of 968 million packages, unchanged from a year ago. Results were negatively affected by a shift from premium products, the timing of the Easter holiday and sharply rising fuel costs.
Cash Position
     UPS ended the quarter with $1.48 billion in cash and marketable securities. UPS also:
•	Generated $1.62 billion in free cash flow, excluding an $850 million U.S. federal tax refund related to the company’s withdrawal from the Central States Pension Plan.

•	Purchased 17.4 million shares at a cost of $1.24 billion, leaving $8.9 billion of the authorization remaining for purchases UPS expects to complete by the end of 2009.

•	Paid dividends totaling $893 million. The dividend was increased 7% during the quarter.

•	Invested $661 million in capital expenditures.

U.S. Domestic Package	1Q 2008		1Q 2007		1Q 2007 adjusted
Revenue	$7.74	B	$7.55	B
Operating profit	$959	M	$941	M	$1.15	B
Operating margin	12.4%		12.5%		15.3%
Average volume per day	13.25	M	13.29	M
     The slowing U.S. economy not only reduced average daily volume in the U.S. by 0.3% for the quarter but also contributed to a shift away from premium products. Volume declined 3.8% for Next Day Air® and 2.9% for Deferred, while increasing 0.3% for Ground. Revenue per piece remained stable for all service levels, with consolidated revenue per piece increasing 2.7%.
     The volume decrease, shift away from premium products and increased fuel costs during the quarter contributed to the declines in operating profit and margin.

International Package	1Q 2008		1Q 2007		1Q 2007 adjusted
Revenue	$2.76	B	$2.39	B
Operating profit	$421	M	371	M	$440	M
Operating margin	15.3%		15.6%		18.4%
Average volume per day	1.88	M	1.84	M
     The segment’s performance, as expected, was negatively impacted by the timing of Easter, which resulted in two fewer operating days in Europe. The segment also experienced higher fuel costs in the quarter. Export volume increased approximately 10% in local operating days, which drove a 15.7% revenue increase. U.S. export volume growth was strong, leading to a balanced global performance with Asia, Europe and the U.S. each experiencing a double-digit increase.
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Supply Chain and Freight	1Q 2008		1Q 2007		1Q 2007 adjusted
Revenue	$2.18	B	$1.97	B
Operating profit	$113	M	$46	M	$54	M
Operating margin	5.2%		2.3%		2.7%
     Revenue increased almost 11%. Forwarding and Logistics revenue increased 12.8%, driven by the new air freight portfolio launched in January. LTL freight revenue grew 4.1% and was constrained by the slowing U.S. economy. Operating profit for the segment more than doubled.
Outlook
     “We see no signs of economic strengthening in the second quarter,” said Kurt Kuehn, UPS’s chief financial officer. “As a result, the company expects earnings for the quarter in a range of $0.97 to $1.04 per diluted share compared to $1.04 for the second quarter of 2007.”
     Commenting on annual earnings guidance, Kuehn said, “Most forecasters are projecting that current anemic conditions will prevail for the remainder of the year. Therefore, we are reducing our 2008 earnings expectations to a range of $3.90 to $4.20 per diluted share.
     “Despite the current state of the U.S. economy, the long-term growth fundamentals for our industry and for UPS are very favorable,” Kuehn added. “Our international and supply chain businesses continue to offer great opportunity. In the U.S., we’re positioning our small package business to weather this downturn and to be poised for economic recovery.”
     UPS (NYSE: UPS) is the world’s largest package delivery company and a global leader in supply chain and freight services. With more than a century of experience in transportation and logistics, UPS is a leading global trade expert equipped with a broad portfolio of solutions. Headquartered in Atlanta, Ga., UPS serves more than 200 countries and territories worldwide. The company can be found on the Web at UPS.com. To get UPS news direct, visit pressroom.ups.com/RSS.
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     EDITOR’S NOTE: UPS Chairman and CEO Scott Davis and CFO Kurt Kuehn will discuss first quarter results with investors and analysts during a conference call at 8:30 a.m. EDT today. That call is open to listeners through a live Webcast. To access the call, go to www.shareholder.com/UPS and click on “Earnings Webcast.”

     We supplement the reporting of our financial information determined under generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, including, as applicable, “as adjusted” operating profit, operating margin, pre-tax income, net income and earnings per share. We believe that these adjusted measures provide meaningful information to assist investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Furthermore, we use these adjusted financial measures to determine awards for our management personnel under our incentive compensation plans. We also provide the amount of our free cash flow to supplement our cash flow determined under GAAP. We define free cash flow as net cash from operating activities adjusted for capital expenditures, proceeds from disposals of property, plant and equipment, net change in finance receivables and other investing activities. We believe free cash flow is an important measure in assessing the generation of cash for discretionary investments and dividends.
     In the first quarter of 2007, we recorded a $221 million pre-tax impairment charge related to aircraft and a $68 million pre-tax charge related to cash payouts and the acceleration of stock compensation and certain retiree healthcare benefits for employees who accepted a voluntary separation opportunity. We presented first quarter 2007 operating profit, operating margin, pre-tax income, net income and earnings per share excluding the impact of these items as we believe these adjusted measures better enable shareowners to focus on period-over-period operating performance. The underlying matters that produced the impairment charge and the charge related to the voluntary separation opportunity were unique, and we do not believe they are reflective of the types of charges that will affect future anticipated results.
     Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for GAAP operating profit, operating margin, net income and earnings per share, the most directly comparable GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the preceding reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. We strongly encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.
     Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements, including statements regarding the intent, belief or current expectations of UPS and its management regarding the company’s strategic directions, prospects and future results, involve certain risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which we operate, governmental regulations, our competitive environment, strikes, work stoppages and slowdowns, increases in aviation and motor fuel prices, cyclical and seasonal fluctuations in our operating results, and other risks discussed in the company’s Form 10-K and other filings with the Securities and Exchange Commission, which discussions are incorporated herein by reference.

United Parcel Service, Inc.
Selected Financial Data — First Quarter
(unaudited)

	Three Months Ended
	March 31,		Change
(amounts in millions, except per share data)	2008	2007	$	%

Statement of Income Data:
Revenue:
U.S. Domestic Package	$7,735	$7,552	$183	2.4%
International Package	2,759	2,385	374	15.7%
Supply Chain & Freight	2,181	1,969	212	10.8%

Total revenue	12,675	11,906	769	6.5%

Operating expenses:
Compensation and benefits	6,500	6,341	159	2.5%
Other	4,682	4,207	475	11.3%

Total operating expenses	11,182	10,548	634	6.0%

Operating profit:
U.S. Domestic Package	959	941	18	1.9%
International Package	421	371	50	13.5%
Supply Chain & Freight	113	46	67	145.7%

Total operating profit	1,493	1,358	135	9.9%

Other income (expense):
Investment income	57	14	43	307.1%
Interest expense	(134)	(49)	(85)	173.5%

Total other income (expense)	(77)	(35)	(42)	120.0%

Income before income taxes	1,416	1,323	93	7.0%

Income tax expense	510	480	30	6.3%

Net income	$906	$843	$63	7.5%

Net income as a percentage of revenue	7.1%	7.1%

Per share amounts
Basic earnings per share	$0.87	$0.79	$0.08	10.1%
Diluted earnings per share	$0.87	$0.78	$0.09	11.5%

Weighted-average shares outstanding
Basic	1,037	1,070	(33)	-3.1%
Diluted	1,044	1,075	(31)	-2.9%

As adjusted income data:
Operating profit:
U.S. Domestic Package (1)	$959	$1,153	$(194)	-16.8%
International Package (1)	421	440	(19)	-4.3%
Supply Chain & Freight (1)	113	54	59	109.3%

Total operating profit	1,493	1,647	(154)	-9.4%

Income before income taxes (1)	$1,416	$1,612	$(196)	-12.2%
Net income (2)	$906	$1,027	$(121)	-11.8%
Basic earnings per share (2)	$0.87	$0.96	$(0.09)	-9.4%
Diluted earnings per share (2)	$0.87	$0.96	$(0.09)	-9.4%

(1)	First quarter 2007 adjusted operating profit and income before income taxes exclude an impairment charge on Boeing 727 and 747 aircraft, and related engines and parts, of $221 million ($159 million U.S. Domestic Package and $62 million International Package), due to the acceleration of the planned retirement of these aircraft.

First quarter 2007 adjusted operating profit and income before income taxes also exclude a charge related to the special voluntary separation opportunity (“SVSO”), which was accepted by 195, or 30%, of the eligible employees. We recorded a charge to expense of $68 million ($53 million U.S. Domestic Package, $7 million International Package, and $8 million Supply Chain & Freight), to reflect the cash payout and the acceleration of stock compensation and certain retiree healthcare benefits under the SVSO program.

(2)	First quarter net income and earnings per share amounts exclude the after-tax impact of the charges described in (1), which total $184 million.
Certain prior year amounts have been reclassified to conform to the current year presentation.

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United Parcel Service, Inc.
Selected Operating Data — First Quarter
(unaudited)

	Three Months Ended
	March 31,		Change
	2008	2007	$ / #	%

Revenue (in millions):
U.S. Domestic Package:
Next Day Air	$1,638	$1,653	$(15)	-0.9%
Deferred	805	802	3	0.4%
Ground	5,292	5,097	195	3.8%

Total U.S. Domestic Package	7,735	7,552	183	2.4%
International Package:
Domestic	583	511	72	14.1%
Export	2,022	1,747	275	15.7%
Cargo	154	127	27	21.3%

Total International Package	2,759	2,385	374	15.7%
Supply Chain & Freight:
Forwarding and Logistics	1,563	1,386	177	12.8%
Freight	513	488	25	5.1%
Other	105	95	10	10.5%

Total Supply Chain & Freight	2,181	1,969	212	10.8%

Consolidated	$12,675	$11,906	$769	6.5%

Consolidated volume (in millions)	968	968	—	0.0%

Operating weekdays	64	64

Average Daily Package Volume (in thousands):
U.S. Domestic Package:
Next Day Air	1,199	1,246	(47)	-3.8%
Deferred	909	936	(27)	-2.9%
Ground	11,139	11,107	32	0.3%

Total U.S. Domestic Package	13,247	13,289	(42)	-0.3%
International Package:
Domestic	1,101	1,114	(13)	-1.2%
Export	778	722	56	7.8%

Total International Package	1,879	1,836	43	2.3%

Consolidated	15,126	15,125	1	0.0%

Average Revenue Per Piece:
U.S. Domestic Package:
Next Day Air	$21.35	$20.73	$0.62	3.0%
Deferred	13.84	13.39	0.45	3.4%
Ground	7.42	7.17	0.25	3.5%
Total U.S. Domestic Package	9.12	8.88	0.24	2.7%
International Package:
Domestic	8.27	7.17	1.10	15.3%
Export	40.61	37.81	2.80	7.4%
Total International Package	21.66	19.22	2.44	12.7%
Consolidated	$10.68	$10.13	$0.55	5.4%

Certain prior year amounts have been reclassified to conform to the current year presentation.

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United Parcel Service, Inc.
Reconciliation of Free Cash Flow
(unaudited)

Preliminary
Year-to-Date
(amounts in millions)	March 31, 2008
Net cash from operations	$3,307
Capital expenditures	(661)
Proceeds from disposals of PP&E	56
Net change in finance receivables	(57)
Other investing activities	(180)

Free cash flow	$2,465

Amounts are subject to reclassification.

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